Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Valero Energy Corporation Benefit Plans Administrative Committee

Valero Energy Corporation Thrift Plan:

We consent to the use of our report dated June 25, 2021, with respect to the financial statements and financial statement supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) of the Valero Energy Corporation Thrift Plan, incorporated by reference in this registration statement on Form S-8, and to the reference to our firm under the heading “Experts” in this registration statement on Form S-8.

/s/ KPMG LLP

San Antonio, Texas

July 15, 2021